                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                            White Pine Software, Inc.
                                (Name of Issuer)

                          Common Stock, $.01 par value
                         (Title of Class of Securities)

                                    964347108
                                 (CUSIP Number)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------------
CUSIP No. 964347108                      13G
---------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Consortium de Realisation
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           France
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY               820,330
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH                 -0-
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER


                            820,330
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           820,330
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*             [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.09%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------
CUSIP No. 964347108                  13G
--------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           CDR Entreprises
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) [ ]
                                                            (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           France
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER


                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY               820,330
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH                 -0-
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER


                            820,330
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           820,330
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                      [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.09%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-------------------------
CUSIP No. 964347108                      13G
-------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Land Free Investment
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]
                                                           (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           France
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER


                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY               820,330
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON
       WITH                 -0-
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER


                            820,330
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           820,330
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                      [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           9.09%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).             Name of Issuer:

                       White Pine Software, Inc. (the "Issuer")

Item 1(b).             Address of Issuer's Principal Executive Offices:

                       40 Simon Street
                       Nashua, NH  03060

Items 2(a)             Name of Person Filing; Address of Principal
and (b).               Business Office:

                       This statement is filed by and on behalf of
                       (a) Consortium de Realisation ("CDR"), (b)
                       CDR's subsidiary, CDR Entreprises ("CDR
                       Entreprises") and (c) CDR Entreprise's
                       wholly-owned subsidiary, Land Free Investment ("Land Free"). The business address of CDR and CDR Entreprises is 27-29, rue Le Peletier, 75009 Paris, France. The business address of Land Free is P.O. Box 98, 7 New Street, St. Peter Port, Guernsey.

Item 2(c).             Citizenship:

                       Not Applicable

Item 2(d).             Title of Class of Securities:

                       Common Stock, $.01 par value(the "Common Stock")

Item 2(e).             CUSIP Number:

                       964347108

Item 3.                Not Applicable

Item 4.                Ownership:

                        (a) 820,330 shares of the Common Stock, as of December 31, 1996.

                        (b)     9.09%

                        (c)     (i)       -0-
                                (ii)      820,330
                                (iii)     -0-
                                (iv)      820,330

Item 5.                Ownership of Five Percent or Less of a Class:

                       Not Applicable

Item 6.                Ownership of More than Five Percent on Behalf of
                       Another Person:

                       Not Applicable

Item 7.                Identification and Classification of the
                       Subsidiary Which Acquired the Security Being
                       Reported on By the Parent Holding Company:

                       Not Applicable

Item 8.                Identification and Classification of
                       Members of the Group:

                       Not Applicable

Item 9.                Notice of Dissolution of Group:

                       Not Applicable

Item 10.               Certification:

                       Not Applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 2, 1997


                                 CONSORTIUM DE REALISATION


                                 By: /s/ Jean-Pierre de Sarrau
                                     Jean-Pierre de Sarrau, Director


                                 CDR ENTREPRISES


                                 By: /s/ Jean Fontourcy
                                     Jean Fontourcy, Director


                                 LAND FREE INVESTMENT


                                 By: /s/ Francis Bibian
                                     Francis Bibian, Director

                                    EXHIBITS

Exhibit I Joint Filing Agreement, dated October 2, 1997, among the signatories to this Schedule 13G.